Dr. James L. Reinertsen, M.D. joins ShopKo Board of
                       Directors

     GREEN BAY, Wis., Aug. 20 / PRNewswire/ -- ShopKo
Stores, Inc. (NYSE: SKO) announced today the addition to its Board of Directors of Dr. James L. Reinertsen,
M.D., Chief Executive Officer of HealthSystem Minnesota and Chairman of the Institute for Clinical Systems
Integration.  He replaces Michael W. Wright, Chairman,
President and Chief Executive Officer of SUPERVALU
Inc., who resigned from the Board pursuant to the terms of the Stock Buyback and Secondary Offering Agreement between ShopKo and SUPERVALU.

     "We are pleased that Jim Reinertsen is joining our Board," said Dale P. Kramer, Chairman of the Board,
President and Chief Executive Officer. "He is a leader in the health care field and was instrumental in the development of a visionary model for a fully integrated health system providing high quality, cost-effective care. Jim brings strong competencies and leadership skills as well as a wealth of health care experience which will enhance our strategies for continued growth."

     Dr. Reinertsen was named Chief Executive Officer of HealthSystem Minnesota in 1994 and Chairman of the Institute for Clinical Systems Integration in 1992.
HealthSystem Minnesota includes a 426-bed Methodist hospital; Park Nicollet Clinic, one of the nation's largest multispecialty group practices; a network of 41 primary care physicians; a foundation; and a research and education institute. Immediately prior, he was President and Chief Executive Officer for Park Nicollet
Medical Center from 1986 to 1992 and President of the Park Nicollet Medical Foundation from 1984 to 1986.
Dr. Reinertsen trained in internal medicine at Harvard
Medical School, where he earned his M.D. in 1973, and completed his residency in internal medicine at the University of California in San Francisco from 1974 to
1976. He was a Clinical Associate in the Arthritis and Rheumatism Branch at the National Institutes of Health
(NIH) from 1976 to 1978 and a physician in the Department of Rheumatology at Park Nicollet from 1978 to 1995. Born in Pietermaritzburg, South Africa, Dr.
Reinertsen earned a Bachelor's degree at St. Olaf in Northfield, Minn. in 1969.

     Dr. Reinertsen also serves on the Board of Directors for HealthSystem Minnesota, the American
Board of Internal Medicine, and the Minnesota Business
Partnership.  He is a past president of the American
Medical Group Association (AMGA) and is a Fellow with the American College of Physicians and a Member of the Society of Medical Administrators. He was recently recognized by the Minnesota Academic Excellence
Foundation (MAEF) with a MAEF Hero award.

     ShopKo Stores, Inc. is a leading specialty discount retailer operating 130 stores and four free-standing optical centers. The Company also serves the rapidly growing managed health care industry through its wholly-owned subsidiary, ProVantage, Inc. which specializes in prescription benefit management (PBM), vision benefit management (VBM) and health care information technology (HIT) support services. Retail operations are concentrated in 16 regions and ProVantage, Inc. serves managed care clients nationwide.